Exhibit 99.1

Chart Industries Reports 2010 First Quarter Results

Cleveland, Ohio – April 29, 2010 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2010. Highlights include:

•	Global markets improve across all business segments

•	Orders increase sequentially for the third straight quarter

•	Order intake at Energy & Chemicals strongest since 3rd quarter 2008

Net income for the first quarter of 2010 was $1.4 million, or $0.05 per diluted share, compared with $19.5 million, or $0.68 per diluted share, for the first quarter of 2009. The 2010 results include $1.5 million, or $0.04 per diluted share, of higher than normal cost of sales due to the prior year write-up of acquired inventory to fair value in the Covidien acquisition, which will not continue in 2010. Earnings per share excluding the non-cash, acquisition costs would have been $.09 per diluted share for the first quarter of 2010, which is in line with the Company’s expectations.

Net sales for the first quarter of 2010 decreased 35% to $116.7 million from $180.2 million in the comparable period a year ago. Gross profit for the first quarter of 2010 was $34.3 million, or 29% of sales, versus $62.7 million, or 35% of sales, in the comparable quarter of 2009.

Backlog at March 31, 2010 was $204.6 million, up 11% from the December 31, 2009 level of $185.1 million. Orders for the first quarter of 2010 were $139.4 million compared with fourth quarter 2009 orders of $125.2 million, an improvement of $14.2 million or 11%.

“The favorable order trend that began in the third quarter of 2009 continued during the first quarter of 2010, as we posted a third sequential quarterly increase in orders,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We are seeing an improving global market across all business segments. The recovery was particularly strong in our Energy and Chemicals (“E&C”) business, which achieved the strongest quarterly order intake since the third quarter of 2008, representing a 37% sequential increase over the quarter ending December 2009.

“Quoting activity also remains strong in the E&C business, but as expected, underutilized capacity is putting pressure on margins,” stated Mr. Thomas. “We continue to look for new growth opportunities like the recently announced ammonia plant order, and we remain optimistic about the long-term prospects for larger projects in small to mid-scale LNG liquefaction plants as well as natural gas processing and LNG transportation related applications. In addition, as we integrate acquisitions made during 2009, particularly Covidien’s liquid oxygen therapy business, we expect substantial benefits beginning in late 2010.”

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2010, compared to the same period in 2009, decreased $1.9 million to $24.0 million primarily due to prior year cost reduction initiatives and lower variable compensation costs related to reduced sales volume.

Foreign currency losses were $1.2 million, or $0.03 per diluted share, for the first quarter of 2010 as compared to $0.7 million, or $0.02 per diluted share in the same period in 2009, largely due to weakness in the euro.

Income tax expense was $0.6 million for the first quarter and represented an effective tax rate of 28% compared with $9.6 million in the prior year quarter, or an effective tax rate of 33%. The decline in the first quarter effective tax rate was primarily due to a higher mix of foreign earnings taxed at a lower rate, as compared to domestic earnings.

Strong cash and cash equivalents continue to complement our solid balance sheet with balances at $213.5 million at March 31, 2010, which is $2.3 million higher than balances at December 31, 2009.

SEGMENT HIGHLIGHTS

E&C segment sales declined 71% to $26.1 million for the first quarter of 2010, compared with $90.4 million for the same quarter in the prior year. As expected, E&C gross profit margin declined to 22.0% in the 2010 quarter compared with 38.3% in the same quarter in 2009. The completion of several large, higher margin projects during 2009 and a lower order trend rate reduced backlog, which has impacted volume and margins in both brazed aluminum heat exchangers and systems product lines. In addition, underutilized manufacturing capacity is creating a competitive market environment, lowering margins on new orders.

Distribution and Storage (‘D&S’) segment sales declined by 17% to $57.7 million for the first quarter of 2010, compared with $69.4 million for the same quarter in the prior year. The decrease in sales was largely due to lower volume and prices in bulk tank products, as industrial gas customers remain cautious in the beginning stages of the economic recovery. D&S gross profit margin improved to 30.0% in the quarter compared with 28.8% a year ago largely due to improved product mix and lower material costs.

BioMedical segment sales improved 62% to $32.9 million for the first quarter of 2010, compared with $20.4 million for the same quarter in the prior year. The acquisition of Covidien’s oxygen therapy business, which closed in late 2009, was a significant contributor to the sales increase. BioMedical gross profit margin decreased to 34.1% in the quarter compared with 39.4% for the same period in 2009. The margin decline is due to higher than normal cost of sales associated with the 2009 write-up of acquired inventory to fair value for the Covidien acquisition, which was fully recognized in the first quarter of 2010 and will not continue.

OUTLOOK

We continue to see an improving global market in all of our business segments, and are very encouraged to see our bid activity remain robust as our order rates continue to sequentially increase. Our liquidity and balance sheet remain very strong and we are well positioned for accretive growth opportunities, including acquisitions, in our worldwide markets.

As we indicated last quarter, the expected underutilized capacity and a drawn-out return of large capital projects will have an unfavorable impact on our E&C business in the first half of 2010, with better results expected in the latter half of the year. Based on year to date results, current order backlog, and forecast expectations, the Company is reaffirming its previously announced sales and earnings guidance. Sales for 2010 are expected to be in a range of $530 to $560 million and diluted earnings per share are expected to be in a range of $0.40 to $0.60 per share based on approximately 29.2 million weighted average shares outstanding. Included in our 2010 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring and acquisition costs associated with recently completed acquisitions, as well as the write-off of deferred financing costs associated with the planned refinancing of our Senior Credit Facility, which we expect to complete during second quarter 2010. Excluding these charges, earnings would be expected to fall in a range of $0.60 to $0.80 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenue, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; the negative impacts of the recent global economic and financial crisis, including the extent of negative impact on future sales and earnings related to these events; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; competition, including enhanced competitive pressures resulting from the economic downturn; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the impact of the financial distress of third parties; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs, core business resources and growth, including its ability to successfully manage operational expansions and the costs and challenges associated with efforts to acquire and integrate new product lines or businesses; the loss of key employees, and deterioration of employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws and responding to potential liabilities under these laws; additional liabilities related to taxes; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension, intellectual property and employment claims; volatility and fluctuations in the price of the Company’s stock; and risks associated with our indebtedness, including our ability to complete the planned refinancing of our Senior Credit Facility. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and

Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its first quarter 2010 results on a conference call on Thursday, April 29, 2010 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 407-4134 in the U.S. or (201) 689-8430 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Replay ID 349129. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Wednesday, May 5, 2010.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Michael F. Biehl

Executive Vice President and

Chief Financial Officer

216-626-1216

michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)
	2010	2009
Sales	$116,734	$180,192
Cost of sales	82,458	117,526

Gross profit	34,276	62,666
Selling, general and administrative expenses	23,957	25,934
Amortization expense	2,716	2,651

	26,673	28,585

Operating income (1)	7,603	34,081
Other (income) expense:
Interest expense and financing cost amortization, net	4,464	4,246
Foreign currency loss	1,163	681

	5,627	4,927

Income before income taxes	1,976	29,154
Income tax expense	557	9,562

Net income	1,419	19,592
Noncontrolling interest, net of taxes	35	130

Net income attributable to Chart Industries, Inc.	$1,384	$19,462

Net income attributable to Chart Industries, Inc. per common share - basic	$0.05	$0.68
Net income attributable to Chart Industries, Inc. per common share - diluted	$0.05	$0.68
Weighted average number of common shares outstanding - basic	28,508	28,417
Weighted average number of common shares outstanding - diluted	29,172	28,639

(1)	Includes depreciation expense of $3,061 and $2,617 for the three months ended March 31, 2010 and 2009, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31, (Unaudited)
	2010	2009

Net Cash Provided by Operating Activities	$9,795	$26,361

Investing Activities
Capital expenditures	(3,939)	(2,324)
Other investing activities	(2,344)	2,035

Net Cash Used in Investing Activities	(6,283)	(289)

Financing Activities
Other financing activities	(33)	—

Net Cash Used in Financing Activities	(33)	—

Net increase in cash and cash equivalents	3,479	26,072
Effect of exchange rate changes on cash	(1,170)	(1,226)
Cash and cash equivalents at beginning of period	211,168	122,165

Cash And Cash Equivalents At End of Period	$213,477	$147,011

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2010 (Unaudited)	December 31, 2009

ASSETS

Cash and cash equivalents	$213,477	$211,168
Current assets	195,947	203,236
Property, plant and equipment, net	111,611	111,153
Goodwill	263,777	264,532
Identifiable intangible assets, net	120,862	123,773
Other assets, net	12,093	12,641

TOTAL ASSETS	$917,767	$926,503

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$136,324	$143,937
Long-term debt	243,175	243,175
Other long-term liabilities	62,019	62,145
Shareholders’ equity	476,249	477,246

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$917,767	$926,503

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009
Sales

Energy & Chemicals	$26,098	$90,380
Distribution & Storage	57,693	69,429
BioMedical	32,943	20,383

Total	$116,734	$180,192

Gross Profit

Energy & Chemicals	$5,754	$34,653
Distribution & Storage	17,295	19,985
BioMedical(1)	11,227	8,028

Total	$34,276	$62,666

Gross Profit Margin

Energy & Chemicals	22.0%	38.3%
Distribution & Storage	30.0%	28.8%
BioMedical	34.1%	39.4%
Total	29.4%	34.8%

Operating Income

Energy & Chemicals	$(264)	$25,043
Distribution & Storage	8,923	11,022
BioMedical(1)	5,601	4,381
Corporate	(6,657)	(6,365)

Total	$7,603	$34,081

(1)

The three months ended March 31, 2010 includes $1,538 of higher than normal cost of sales due to the prior year write-up of acquired inventory to fair value in the acquisition of Covidien’s oxygen therapy business.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,
	2010	2009
Orders

Energy & Chemicals	$45,961	$33,581
Distribution & Storage	57,339	61,496
BioMedical	36,050	30,149

Total	$139,350	$125,226

Backlog

Energy & Chemicals	$107,661	$87,816
Distribution & Storage	84,613	87,727
BioMedical	12,325	9,518

Total	$204,599	$185,061